UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 14, 2016

LSB INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7677	73-1015226
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

16 South Pennsylvania Avenue,

Oklahoma City, Oklahoma 73107

Registrant’s telephone number, including area code: (405) 235-4546

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 14, 2016, LSB Industries, Inc. (the “Company”) entered into a new employment agreement with Mark Behrman pursuant to which Mr. Behrman will continue to provide service to the Company as Executive Vice President of Finance and Chief Financial Officer (the “Employment Agreement”). The Employment Agreement has an effective date of December 31, 2015 and supersedes (except as noted in the Employment Agreement) the prior employment agreement between Mr. Behrman and the Company, which prior employment agreement was disclosed in the Company’s Current Report on Form 8-K filed on April 30, 2015.

Employment Agreement

The Employment Agreement provides that Mr. Behrman: (i) will serve as Executive Vice President of Finance and Chief Financial Officer of the Company for an initial term of three (3) years, with the Employment Agreement automatically renewing for successive one-year periods on the anniversary of the effective date until terminated by either party in accordance with the Employment Agreement; (ii) will receive an annual base salary of at least $500,000; (iii) will be eligible to receive a target annual cash performance bonus equal to 50% of Mr. Behrman’s base salary (the “target bonus”) and a maximum cash bonus equal to 100% of Mr. Behrman’s base salary, depending on the Company’s achievement of performance criteria, as determine by the Compensation Committee of the Board Directors of the Company; (iv) beginning in 2018 will receive an annual equity award of restricted stock that has a value of not less than 150% of Mr. Behrman’s base salary; and (v) will receive four (4) weeks of paid vacation per calendar year.

The Employment Agreement provides that Mr. Behrman will be eligible to receive benefits should his employment with the Company be terminated (i) due to death or disability, (ii) by the Company without Cause (as defined in the Employment Agreement), or (iii) by Mr. Behrman for Good Reason (as defined in the Employment Agreement). If Mr. Behrman’s employment with the Company is terminated due to death or disability, (1) Mr. Behrman will receive a lump sum payment equal to a pro rata portion of his annual bonus based on actual company performance for the year of termination, paid at the same time such bonuses are paid to all employees generally and (2) all outstanding equity awards will vest pro rata as of the date of termination. If Mr. Behrman’s employment is terminated by the Company without Cause or by Mr. Behrman for Good Reason, Mr. Behrman will receive (a) a lump sum payment equal to a pro rata portion of his annual bonus based on actual company performance for the year of termination, paid at the same time such bonuses are paid to all employees generally, (b) a lump sum payment equal to his base salary and target bonus (two (2) times base salary and target bonus should the termination occur within twenty-four (24) months following a Change in Control) payable on the first pay date following execution of a release of claims, (c) accelerated vesting of all outstanding equity awards as of the date of termination, and (d) continuation of health benefits for eighteen (18) months on the same economic terms applicable prior to his termination. All severance or termination benefits payable to Mr. Behrman under the Employment Agreement are dependent on his execution and delivery of a release of claims within sixty (60) days following the date of termination. Following termination of employment, Mr. Behrman will be subject to non-compete and non-solicitation restrictions for a period of twenty-four (24) months.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Employment Agreement by and between LSB Industries, Inc. and Mark Behrman, dated January 14, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 21, 2016

LSB INDUSTRIES, INC.

By:	/s/ Michael J. Foster
Name:	Michael J. Foster
Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement by and between LSB Industries, Inc. and Mark Behrman, dated January 14, 2016.